EXHIBIT 99.1

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
April 14, 2004

Peoples Energy Reaffirms Fiscal 2004 Outlook

CHICAGO - In a presentation being given today at the Midwest Seminar sponsored by Berenson & Company and The Williams Capital Group, Peoples Energy (NYSE: PGL) will reaffirm its previously communicated fiscal 2004 earnings guidance of between $2.70 and $2.85 per diluted share. The Company anticipates that stronger than expected results from its diversified energy businesses are likely to offset lower contributions from its regulated Gas Distribution business, which is being negatively impacted by warmer than normal weather.

"Despite lower results in our Gas Distribution business, we continue to believe that we can achieve our original target for the fiscal year of $2.70 to $2.85 per share," said Thomas A. Nardi, senior vice president and chief financial officer. "Our diversified business segments are performing extremely well, and operating results from this group are expected to increase more than 30% over fiscal 2003, driven mainly by our Oil and Gas Production and Retail businesses."

The Company also expects that consolidated results for the fiscal second quarter ending March 31, 2004, will be 15-20% lower compared to the same period a year-ago, citing lower gas deliveries and higher operating expenses in the Company's Gas Distribution business and higher shares outstanding. Weather for the quarter was 5.2% or 176 degree days warmer than last year. Second quarter operating results for the Company's diversified energy businesses will show significant growth over the year-ago period, with higher operating income in the Oil and Gas Production and Retail Energy Services segments partially offset by lower Midstream results.

Earnings Conference Call

Peoples Energy will hold a conference call to discuss financial results for the second quarter of fiscal 2004 on Friday, April 23, 2004, at 9:00 a.m. Central (10:00 a.m. Eastern). To listen to the webcast both live and in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 6113639. The telephone replay will be available approximately two hours after completion of the call through April 28, 2004. The webcast replay will be available through April 30, 2004.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings and capital expenditures for fiscal year 2004. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

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